UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 28, 2006

WENDY'S INTERNATIONAL, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-08116	31-0785108
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4288 West Dublin-Granville Road, Dublin, Ohio		43017
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	614-764-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On January 5, 2007, the Company issued a press release announcing its fourth quarter preliminary sales results and disclosing other information. A copy of the press release is attached hereto as Exhibit 99.

Item 8.01 Other Events.

On December 28, 2006, Oldemark LLC, an indirect subsidiary of Wendy’s International, Inc. (the "Company"), entered into an Agreement for Sale and Assignment of Royalty Interest (the "Sale Agreement") with a third party ("Purchaser"), whereby Oldemark sold to Purchaser the rights to approximately 40% of Oldemark’s future royalty payments from Wendy’s calculated on the basis of gross sales at Wendy’s U.S. restaurants. Oldemark is the owner and licensor of trademarks and other intellectual property relating to the Wendy’s restaurant system. Oldemark licenses these trademarks and other intellectual property to the Wendy’s restaurant system. Pursuant to the Sale Agreement, Oldemark sold to Purchaser approximately 40% of Oldemark’s incoming royalty payments over a 14-month period from January 2007 through February 2008. The Company estimates that cumulative payments to Purchaser will total approximately $100 million. (The exact amount of cumulative payments under the Sale Agreement is dependent upon the performance of the Wendy’s restaurant system during the term of the Sale Agreement.) The purchase price for the royalty interest was approximately $94 million in cash. Purchaser paid fair market value for the royalty interest. Proceeds from the transaction are expected to be used for general corporate purposes. The transaction will be slightly dilutive to the Company’s earnings in 2007.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99 - Press release issued by the Company dated January 5, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WENDY'S INTERNATIONAL, INC.

January 5, 2007	By:	Kerrii B. Anderson

Name: Kerrii B. Anderson
Title: Chief Executive Officer and President

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Exhibit Index

Exhibit No.	Description

99	Press release issued by the Company dated January 5, 2007